EXHIBIT 21

List Of Subsidiaries

Optimal Robotics, Inc., a Delaware corporation
Optimal Services Group Inc., a Canadian corporation
Optimal Robotics Plc, an English corporation
Optimal Payments Inc., a Canadian corporation
FireCash Ltd., a Bermuda corporation
LFPD California Corp., a Delaware corporation
Terra Payments Holdings Limited, an English corporation
Optimal Payments Limited, an English corporation
Optimal Payments Corp., a Delaware corporation
Micro Tempus Corporation, a Delaware corporation
3507637 Canada Inc., a Canadian corporation
Micro Tempus GmbH, a German corporation
Online Processing Limited, an Israeli corporation
World Processing Company Ltd., a Saint Christopher and Nevis corporation